Exhibit 99.1

TRANSOCEAN LTD. ANNOUNCES EARLY RESULTS OF CASH TENDER OFFERS

ZUG, SWITZERLAND—July 19, 2016—Transocean Ltd. (NYSE: RIG) announces the early results of its previously announced cash tender offers (the “Tender Offers”) by Transocean Inc., its wholly-owned subsidiary (collectively with Transocean Ltd., “Transocean”), to purchase up to U.S. $1.0 billion aggregate principal amount of the following series of notes issued by Transocean Inc.:

•	6.500% Senior Notes due 2020 (the “2020 Notes”);
•	6.375% Senior Notes due 2021 (the “2021 Notes”); and
•	3.800% Senior Notes due 2022 (the “2022 Notes” and, together with the 2020 Notes and the 2021 Notes, the “Notes”).

According to information received from D.F. King & Co., Inc. (“D.F. King”), the Depositary and Information Agent for the Tender Offers, as of 5:00 p.m., New York City time, on July 18, 2016 (that date and time, the “Early Tender Date”), Transocean Inc. had received valid tenders from holders of the Notes as outlined in the table below.

Dollars per U.S. $1,000 Principal Amount of Notes

Title of Notes	Current Coupon(1)		CUSIP Number	Aggregate Principal Amount Outstanding (U.S.$)	Principal Amount Tendered (U.S.$)	Tender Cap (U.S.$)	Tender Offer Consideration (U.S.$)	Early Tender Payment (U.S.$)	Total Consideration(2) (U.S.$)
6.500% Senior Notes due 2020	6.500%		893830AY5	$887,164,000	$343,964,000	N/A	$915.00	$30	$945.00
6.375% Senior Notes due 2021	8.125%		893830BB4	$1,105,170,000	$464,203,000	N/A	$870.00	$30	$900.00
3.800% Senior Notes due 2022	5.050	%(3)	893830BC2	$696,500,000	$135,261,000	$200,000,000	$730.00	$30	$760.00

(1)	As of the date hereof.
(2)	Includes the Early Tender Payment.
(3)	The coupon on the 3.800% Senior Notes due 2022 is expected to increase to 5.550% on October 15, 2016.

Transocean Inc. will accept for purchase in full all Notes validly tendered (and not validly withdrawn) in the Tender Offers on or before the Early Tender Date, subject to all conditions to the Tender Offers having been either satisfied or waived by Transocean Inc. The Notes will be purchased on the “Early Settlement Date,” which is currently expected to occur on July 21, 2016, subject to all conditions to the Tender Offers having been either satisfied or waived by Transocean Inc.

Payments for Notes purchased will include accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the applicable Settlement Date (as such term is defined in the Offer to Purchase).

The Tender Offers are being made pursuant to the terms and conditions described in its Offer to Purchase, dated July 5, 2016 (the “Offer Document”).

Subject to the terms and conditions of the Tender Offers, the consideration for each U.S. $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offers will be the tender offer consideration for such series of Notes set forth in the Offer Document (with respect to each series of Notes, the “Tender Offer Consideration”). Holders of Notes that were validly tendered (and not validly withdrawn) at or prior to the Early Tender Date and accepted for purchase pursuant to the Tender Offers will receive the applicable Total Consideration (as defined below) for such series, which includes the early tender premium for such series of Notes set forth in the Offer Document (with respect to each series of Notes, the “Early Tender Premium” and, together with the applicable Tender Offer Consideration, the “Total Consideration”).

The Tender Offers will expire at 11:59 p.m., New York City time on August 1, 2016, unless extended or earlier terminated by Transocean Inc. (the “Expiration Date”). No tenders submitted after the Expiration Date will be valid. The settlement date, if necessary, for Notes validly tendered after the Early Tender Date and on or before the Expiration Date and which are accepted for purchase (the “Final Settlement Date”) is expected to occur on the first business day following the Expiration Date. Since the Withdrawal Deadline (as defined in the Offer to Purchase) has passed, Notes tendered after the Early Tender Date may not be withdrawn, subject to applicable law.

The Tender Offers are subject to the conditions described in the Offer Document. However, the financing condition described in the Offer Document (the “Financing Condition”) is expected to be satisfied on July 21, 2016, upon the closing of Transocean Inc.’s previously announced offering of senior notes in an aggregate principal amount of U.S. $1.25 billion. Full details of the terms and conditions of the Tender Offers are set forth in the Offer Document, which are available from D.F. King. Transocean Inc. may amend, extend or terminate the Tender Offers at any time.

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are the dealer managers in the Tender Offers.  D.F. King & Co., Inc. has been retained to serve as both the depositary and the information agent for the Tender Offers. Questions regarding the Tender Offers should be directed to Goldman, Sachs & Co. at (toll-free) (800) 828-3182 or (collect) (212) 902-6941, Morgan Stanley & Co. LLC at (toll-free) (800) 624-1808 or (collect) (212) 761-1057. Requests for copies of the Offer to Purchase and other related materials should be directed to D.F. King & Co., Inc. at (email) transocean@dfking.com, (toll-free) (800) 622-1649 or (collect) (212) 269-5550.

None of Transocean Ltd., Transocean Inc., their respective boards of directors, the dealer managers, the depositary or the information agent, the trustees with respect to the Notes or any of Transocean Inc.’s or their respective affiliates, makes any recommendation as to whether holders of the Notes should tender any Notes in response to the Tender Offers. The Tender Offers are made only by the Offer to Purchase. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of Transocean by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of Transocean Inc.’s previously announced U.S. $1.25 billion in aggregate principal amount of senior unsecured notes in any jurisdiction.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 60 mobile offshore drilling units consisting of 29 ultra-deepwater floaters, seven harsh-environment floaters, four deepwater floaters, 10 midwater floaters, and 10 high-specification jackups. In addition, the company has five ultra-deepwater drillships and five high-specification jackups under construction or under contract to be constructed.

For more information about Transocean, please visit: www.deepwater.com.

Forward Looking Statements

This news release contains certain forward-looking information and forward-looking statements as defined in applicable securities laws (collectively referred to as “forward-looking statements”). Forward-looking statements include: statements regarding the terms and timing for completion of the Tender Offers, including the acceptance for purchase of any Notes validly tendered and the expected Expiration Date and Settlement Dates thereof; and the satisfaction or waiver of certain conditions of the Tender Offers, including the Financing Condition.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Transocean Ltd. to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause actual results to vary include, but are not limited to, conditions in financial markets, investor response to Transocean Inc.’s Tender Offers, and other risk factors as detailed from time to time in Transocean Ltd.’s reports filed with the U.S. Securities and Exchange Commission.

Readers are cautioned against unduly relying on forward-looking statements. Forward-looking statements are made as of the date of the relevant document and, except as required by law, Transocean undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information or future events or otherwise.

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

+1 713-232-8015

Media Contact:

Pam Easton

+1 713-232-7647